Exhibit 10.27

COLLATERAL ASSIGNMENT OF LEASES

This  Collateral Assignment of Leases (this “Assignment”), dated as of October 28, 2004, is executed by Lazy Days’ R.V. Center, Inc., a Florida corporation (the “Company”), with its mailing address at 6130 Lazy Days Boulevard, Seffner, Florida 33584-2968, and Bank of America, N.A. (as successor by merger to Banc of America Specialty Finance, Inc.), as collateral agent (herein, together with its successors in trust under the Second Amended and Restated Floor Plan Collateral Agency Agreement originally dated as of July 15, 1999, as amended and restated as of July 31, 2002, and as amended and restated as of May 14, 2004 (the “Agent”)), with its mailing address at 1355 Windward Concourse, Alpharetta, Georgia 30005-8899, Attention: Joe Sagneri.

Background

A.           Except as expressly provided in this Assignment, all capitalized terms used in this Assignment have the meanings ascribed to them in the Second Amended and Restated Floor Plan Credit Agreement, originally dated as of July 15, 1999, amended and restated as of July 31, 2002, amended and restated as of May 14, 2004, and as amended on October 28, 2004 (the “Credit Agreement”).  All terms that are used in this Assignment that are defined in the Uniform Commercial Code of the State of New York (“UCC”) have the meanings ascribed to them in the UCC, unless this Assignment otherwise specifically provides.

B.            The Credit Agreement provides for the Lenders severally to make Loans or otherwise extend credit to the Company on the terms and subject to the conditions set forth in the Credit Agreement.

C.            The Company desires to amend the Credit Agreement to permit the Company to finance with the Floor Plan Credit the purchase of Eligible New Floor Plan Units that would be sold by the Company to the Federal Emergency Management Agency or leased by the Company to certain non-governmental entities in accordance with the terms and conditions of the Credit Agreement, as amended by Amendment No. 1 to the Credit Agreement.  It is a condition precedent to the effectiveness of that amendment, and the obligations of the Lenders to extend credit to the Company thereunder, that the Company enter into this Assignment.

D.            The Company has determined that the execution and delivery of this Assignment is in furtherance of its corporate purposes and in its best interest and that it will derive substantial benefit, whether directly or indirectly, from the execution of this Assignment, having regard for all relevant facts and circumstances.

Operative Terms

                The parties acknowledge the facts and agree to the understandings described in the background section of this Assignment, and agree as follows:

             1.             Collateral Assignment.  As security for the prompt payment and performance of all the Obligations, the Company hereby collaterally assigns to the Agent, for the benefit of the Lenders, all of the Company’s right, title, and interest in (collectively, the “Lease Collateral”):  (a) all leases of Floor Plan Units pursuant to the Program, including without limitation every extension and renewal of the Leases and all the Company’s rights to amend, modify, or terminate the terms of each Lease, to waive or release any person from the performance of any obligation under any Lease, and to assign the Company’s rights under the Lease (collectively, the “Leases”); (b) all deposits and similar items provided by the lessees of each Lease pursuant to the Lease; and (c) all rents, income,

Exhibit 10.27

 and profits (including payments made under any option to purchase the Floor Plan Unit) arising from the Leases and all proceeds of the Leases.

             2.             No Assumption of Obligations.  The parties confirm that, by accepting this Assignment, neither the Agent nor any of the Lenders has assumed any responsibility or obligation relating to the Lease Collateral.  The Company shall indemnify and hold the Agent and each of the Lenders harmless from all costs, losses, expenses, damages, and liabilities (including attorneys’ fees) that the Agent or any of the Lenders incurs in connection with holding or disbursing the Lease Collateral and otherwise as provided in the Credit Agreement.

             3.             Representations and Warranties.  The Company represents and warrants to the Agent and the Lenders that:  (a) the Company is the sole owner of the Lease Collateral (including all the leasehold rights created by the Leases), free and clear of all Liens (except the security interest created by this Assignment and Liens expressly permitted by the Credit Agreement); (b) the Company has the full power and right to pledge, assign, and grant a security interest in the Lease Collateral to the Agent in accordance with this Assignment and will defend its title or interest in the Lease Collateral against any and all Liens (other than Permitted Liens); and (c)  no action has been brought or threatened that would interfere with the Company’s right to execute this Assignment and perform all its other obligations under the Leases and this Assignment.

             4.             Covenants.  The Company covenants that it shall: (a) prosecute or defend any action arising from any Lease; (b) permit the Agent on demand to examine and inspect the Leases (and each modification or amendment to each Lease) at any time and from time to time; (c) promptly notify the Agent of any written claim of default under any Lease; (d) enforce, at the Company’s expense, the performance of each material term, covenant, and condition of each Lease;  (e) deliver to the Agent, at the Agent’s request, an executed copy (and each authorized amendment or modification) of each Lease; (f) promptly pay when due all taxes and assessments on the Leases, the underlying Floor Plan Units, or this Assignment; (g) not release any person from the performance of the person’s obligations under any Lease or terminate, cancel, amend, or modify any Lease without Agent’s advance written consent; (h) refrain from modifying, supplementing, replacing, or amending any of the terms of the Leases or agree to or consent to any subletting under any Lease (whether or not in accordance with its terms); (i) fully perform every term, covenant, and condition required of the Company by the Leases and indemnify the Agent and the Lenders and hold them harmless from the consequences of the Company’s failure to do so; and (j) not borrow on the security of the Lease Collateral or grant a Lien on, or assign, transfer, pledge, or in any way dispose of or encumber any interest in, any of the Lease Collateral.

             5.             Perfection of Security Interest.  To perfect the Agent’s security interest in the Lease Collateral, the Company shall hold in trust for  the Agent the properly executed original (and each original, fully executed modification or amendment) of each Lease executed by the Company and the lessee.  At any time, the Agent may take possession of all Leases (and modifications and amendments to them).   In addition, from time to time at the request of the Agent, the Company shall execute such financing statements and other documents (and pay the cost of filing and recording the same in all public offices and places considered necessary or desirable by the Agent) and do such other acts and things as the Agent may request to establish and maintain valid perfected security interest in the Lease Collateral, free from all Liens (other than Permitted Liens).

             The Company represents and warrants to the Agent that there is not on file in any public office a financing statement covering any of the Lease Collateral, except in favor of the Agent and except as disclosed and permitted by this Assignment and the Credit Agreement.  The Company

Exhibit 10.27

authorizes the Agent to file, in jurisdictions where this authorization will be given effect, a financing statement filed only by the Agent and describing the Lease Collateral.

             6.             Default and Remedies.  The occurrence of any Event of Default under the Credit Agreement constitutes a “Default” under this Assignment.  Upon the occurrence of a Default, the Agent may (but is not obligated to):  (a) exercise all the remedies available to the Agent under the UCC and the Financing Documents; (b) sue in the Company’s name or in the Agent’s name to enforce, or perform in the Company’s or the Agent’s name the Company’s rights under, the Leases (including the Company’s rights to ask, require, and receive any deposit or other money that may become due or owing to the Company thereunder) and apply any proceeds collected against costs and expenses, including reasonable attorneys’ fees, of fulfilling the Company’s obligations under the Leases; (c) perform the Company’s obligations under any Lease; and (d) defend, in the Company’s or the Agent’s name, any action affecting any Lease.  The Company irrevocably appoints the Agent as its attorney-in-fact to, after a Default, demand, receive, and enforce payment of, or to enforce the performance of all obligations under each Lease, either in the name of the Agent or the Company, with the same force and effect as the Company could do if this Assignment were not made.

             The Company shall promptly pay all costs incurred by the Agent in its efforts to collect any of the Obligations and to enforce any of its rights under this Assignment, including attorneys’ fees and expenses.  Neither the Agent nor any Lender is liable for any losses sustained by the Company resulting from the Agent’s failure to perform on behalf of the Company any obligation under the Leases or for any other act or omission of the Agent or Lenders relating to the Lease Collateral unless the loss is caused by the gross negligence or willful misconduct of the Agent.  The Agent is not obligated to perform or discharge any duty or obligation of the Company under the Leases.  In addition, the Company releases the Agent and shall indemnify and hold it harmless from and against all costs, loss, damage, expense, and liability (including attorneys’ fees and expenses in defraying or settling any claims) that are incurred by the Agent under any Lease or by reason of this Assignment.  All amounts for which the Agent is entitled to indemnification from the Company are secured by this Assignment, and the Company shall reimburse the Agent for those amounts upon demand by the Agent.  Neither the Agent’s performance of the Company’s obligations nor the Agent’s enforcement of the Company’s rights under the Leases shall constitute a cure of the Company’s Default.

             7.             Miscellaneous.  The validity, interpretation, construction, and enforceability of this Assignment are governed by the laws of the State of New York, excluding the laws of that state governing the resolution of conflicts with the laws of other jurisdictions.  Wherever possible, each provision of this Assignment should be construed and interpreted so that it is valid and enforceable under applicable law.  However, if a provision of this Assignment is held by a court to be invalid or unenforceable under applicable law, that provision will be deemed separable from the remaining provisions of this Assignment and will not affect the validity, interpretation, or effect of the other provisions of this Assignment or the application of that provision to other circumstances in which it is valid and enforceable.  When any provision of this Assignment requires or prohibits action to be taken by a person, the provision applies regardless of whether the action is taken directly or indirectly by the person.

             Time is of the essence of this Assignment.  This Assignment will become effective as of its stated date of execution.  A waiver, amendment, modification, or termination of this Assignment will be valid and effective only if it is in writing and signed by each party.  In addition, a written waiver by the Agent of a Default under any provision of this Assignment will not operate as a waiver of any other Default or of a succeeding Default under the same provision or as a waiver of

Exhibit 10.27

the provision itself.  A delay, omission, or course of dealing on the part of the Agent in exercising any right, power, or remedy will not operate as a waiver of it, except when this Assignment expressly requires the right, power, or remedy to be exercised within a specified time, and a single or partial exercise by the Agent of any right, power, or remedy does not preclude any further exercise of it or the exercise of any other right, power, or remedy.  The exercise or nonexercise by the Agent of any of the rights granted in this Assignment does not constitute a waiver of any default by the Company under this Assignment.  This Assignment inures to the benefit of the Agent’s assignees and successors and is binding on the Company’s assignees and successors.  This Assignment will terminate upon the satisfaction in full of all the Obligations (other than contingent indemnification obligations and expense reimbursement obligations to the extent those expenses and obligations have not yet been incurred).

In Witness Whereof, the parties have caused this Assignment to be duly executed as of the date first above written.

Lazy Days’ R.V. Center, Inc.

By:	/s/ Charles L. Thibault
	Name:	Charles L. Thibault
	Title:	Chief Financial Officer

Bank of America, N.A., as Agent
(as successor by merger to Banc
of America Specialty Finance, Inc.)

By:
Name:
Title: